Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

December 10, 2025

Bakkt Holdings, Inc.,

One Liberty Plaza,

One Liberty Street, Suite 305-306,

New York, New York, 10006.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 180,511,924 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Bakkt Holdings, Inc., a Delaware corporation (the “Company”), comprised of (i) 172,281,016 shares of Class A Common Stock (the “Paired Interest Shares”) issuable upon the exchange of common units of Bakkt Opco Holdings, LLC (“Opco Common Units”) paired with the Company’s Class V common stock, par value $0.0001 per share (“Class V Common Stock”, and each share of Class V Common Stock, when coupled with one Opco Common Unit, a “Paired Interest”), (ii) 4,798,470 shares of Class A Common Stock (the “PIPE Shares”) issued to certain qualified institutional buyers and accredited investors pursuant to subscription agreements, (iii) 2,235,441 shares of Class A Common Stock (the “Founder Shares”) issued to VPC Impact Acquisition Holdings Sponsor, LLC and certain of its affiliates that relate to securities acquired by them prior to the initial public offering of shares in Bakkt Intermediate Holdings, Inc. (formerly “Bakkt Holdings, Inc.”) or upon the exercise of warrants and (iv) 1,196,997 shares of Class A Common Stock (the “Previously Issued Paired Interest Shares”) previously issued to certain investors upon the exchange of Paired Interests (the Paired Interest Shares, the PIPE Shares, the Founder Shares and the Previously Issued Paired Interest Shares collectively, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and, as applicable, the Paired Interest Shares have been duly issued upon the exchange of Paired Interests in accordance with the terms thereof, the Securities will be validly issued, fully paid and nonassessable.

Bakkt Holdings, Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP